Final Transcript

Conference Call Transcript HH - Q3 2008 Hooper Holmes Earnings Conference Call Event Date/Time: Nov. 07. 2008 / 11:00AM ET

CORPORATE PARTICIPANTS

 Theresa Kelleher
 Hooper Holmes - IR

 Roy Bubbs
 Hooper Holmes - President and CEO

 Michael Shea
 Hooper Holmes - CEO

CONFERENCE CALL PARTICIPANTS

 Walter Schenker
 Titan Capital - Analyst

 Brad Evans
 Heartland Advisors - Analyst

 Nelson Obus
 Wynnefield Capital - Analyst

 PRESENTATION

Operator

 Welcome to Hooper Holmes third-quarter earnings conference call. At this time, all parties are on a listen only until the question-and-answer session of today's conference call. The call is also being recorded. If anyone has any objections, you may disconnect at this time.

I would now like to turn the call over to Ms. Theresa Kelleher. Ma'am, you may begin.

 Theresa Kelleher - Hooper Holmes - IR

 Thank you. Good morning everyone and welcome to the Hooper Holmes third-quarter 2008 conference call. If anyone has not received a copy of the release issued this morning, please call FD at 202-850-5600 and a copy will be sent to you immediately.

Before management begins their formal remarks, I would like to remind you to the extent that some of these statements or comments represent forward-looking statements. I refer you to the risk factors and other cautionary factors in this morning's press release as well as the Company's most recent SEC filing.

In addition, this call is being recorded on behalf of Hooper Holmes and is copywrited material. It cannot be recorded or rebroadcast without the Company's express permission. As you know, your participation implies consent to our taping. Once management has concluded their formal remarks, we will open the call for questions. With us today from management are Roy Bubbs, President and Chief Executive Officer, and Michael Shea, Chief Financial Officer. Roy, please go ahead.

 Roy Bubbs - Hooper Holmes - President and CEO

 Thank you, Theresa, and good morning everyone. This morning we reported our third-quarter financial results and we are encouraged by the progress that we continue to see. Although our revenues are down compared to third quarter of 2007, we have improved our gross margins by 200 basis points and reduced our SG&A expenses by approximately 4% significantly reducing our operating loss.

During the quarter Portamedic continued to move ahead as planned with three major initiatives, manage scheduling, imaging, and a new focus on alternative distribution. To our knowledge, we are the only paramedic exam company that has invested in creating a center of trained professionals solely focused on scheduling exams.

This is the first full quarter of operations for our managed scheduling center and we have already seen measurable improvements in Portamedic as a result. We expect to see further improvements as the center continues to roll out.

Our second initiative at Portamedic is transferring to a paperless system in our branches and providing examiners with a single process for submitting exams. Throughout the third quarter, we continue to build upon our imaging capabilities and are on track for full deployment early next year.

Up until now we have not kept pace with changes in the way insurance is distributed which is largely through brokers, general agencies, and independent marketing organizations today. During the quarter, we began what we believe will be a promising new marketing initiative to better meet the needs of these important alternative distribution customers.

We also recently appointed Richard Whitbeck as President of Portamedic. Rich has been a senior executive in the insurance industry for more than 25 years. He possesses the experience and leadership qualities that we've been looking for including a track record of delivering growth, in-depth knowledge of the distribution of insurance products, and the operational and sales skills we need to be successful. Under his leadership, I am confident the Portamedic team will continue to deliver the service and performance improvements that our customers and shareholders expect.

At Heritage Labs, we continued to execute on our strategic plan during the quarter. We increased our salesforce and developed a value proposition for new statistical analysis developed by our medical director. We have begun to share these studies with our customers and prospects to help improve their underwriting performance and we are getting very good initial feedback.

During the quarter, Heritage Labs also introduced Appraise Home A1c Kit, a new at-home consumer product that measures the average glucose level of diabetics and potential diabetics. It is designed to be a safely and easily completed in one's own home test and mailed to the lab. Results are delivered online or in mail within a few days. The test is available now at many retail locations including Wal-Mart, where it is marketed as ReliOn A1C Test and the test is also available under Heritage Labs Appraise brand and other retail locations nationwide, including Rite Aid.

We believe the home testing market will continue to expand as more consumers seek to control the healthcare costs. This is a natural area of opportunity for us as Heritage is one of the most efficient, high-quality labs in the country and is also an improved manufacture of collection kits. We continue to add new retail channels for the kit and we expect to expand our line of home testing products.

Our Health & Wellness results reflected expected third-quarter seasonality. During the quarter, revenues were up over prior year and this business continues to grow with the addition of four new customers. We performed 32,000 wellness screenings during the quarter compared to 15,000 in the third quarter of '07. We are the only national provider of end-to-end biometric screenings for groups and individuals and believe this business is on track for continued progress.

During the quarter, our underwriting solutions business continued to expand its client list now provides underwriting services to 55 companies. We are the largest and the only national provider of underwriting services and has direct connection to Portamedic and Heritage Labs which allows us to develop custom solutions and become a strategic partner with many of our customers. We believe this business is well positioned to take advantage of new growth opportunities in the insurance industry.

And with that, I will turn it over to Mike for the numbers.

 Michael Shea - Hooper Holmes - CEO

 Thank you, Roy, and good morning everyone. For the third quarter 2008, our consolidated revenues decreased 4.5% to $47.2 million compared to $49.4 million in the third quarter of 2007. We had a loss from continuing operations of $2 million or $0.03 per share compared to a loss of $4.5 million or $0.07 per share in the prior year. The prior year loss from continuing operations includes restructuring charges of $1.7 million.

In regard to our discontinued operations, we had a third-quarter loss which totaled $0.6 million or approximately $0.01 per share. As for revenues in the third quarter, our Portamedic revenues decreased approximately 4% to $33.1 million compared to $34.4 million in the third quarter of 2007. This decrease is the result of a reduction in paramedical exams of approximately 8.4% partially offset by higher average revenue per exam of 4%.

Infolink reported revenues of $6 million, a decrease of 9% compared to the $6.6 million in the third quarter of 2007. Heritage Labs revenues totaled $3.6 million in the third quarter of 2008 down 16% from the prior year primarily due to reduced revenue from one major client, partially offset by revenue from several new clients.

Revenues for our Health & Wellness business were up in comparison to the prior year increasing approximately 31% to $1.4 million in the third quarter of 2008 while our underwriting solutions revenues decreased 1% to $3.1 million.

Our consolidated gross margin for the third quarter was 24%, a significant improvement from the 22% in the prior year. This margin improvement is attributable to improved pricing, increased productivity and the continuing management of our costs.

As for selling, general and administrative expenses, SG&A on a consolidated basis totaled $13.3 million in the third quarter of 2008, a decrease of approximately $0.6 million or 4% from the prior year period.

Regarding our balance sheet, working capital at September 30, 2008 was approximately $21.2 million including $9.9 million in cash and cash equivalent and no debt outstanding. Accounts receivable totaled $28.7 million with days sales outstanding of 55 days. Regarding cash flows, cash provided by our continuing operation approximated $0.6 million in the third quarter of 2008. Capital expenditures for the quarter were approximately $1.1 million.

And with that, I will turn the call back to Roy.

 Roy Bubbs - Hooper Holmes - President and CEO

 Thanks, Mike. While the weakening of the US economy may negatively affect the life insurance industry, we remain focused on many of the things that we can control such as deepening our financial discipline, building a sales culture in all our businesses and focusing on profitable revenue. We are cautiously optimistic about the progress our businesses made during the first nine months of the year and we look forward to further improvements in the remainder of the year and throughout 2009.

Now I will be glad to take your questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Walter Schenker, Titan Capital.

 Walter Schenker - Titan Capital - Analyst

 Thank you. Good morning. Roy, when you took over, the general sense was that it will take you a number of months actually a number of quarters to try and effectuate change in the basic Portamedic organization. And that -- and I realize there's a macro overview to this -- and that hopefully by the fourth quarter which we are now in, the changes you are making to reinvigorate -- my term -- the selling organization and to gain share back or gain share period, would become more evident.

I don't know the macro effect on this industry so I don't know of the declines are where you stand relative to declines in the industry. We have made some small progress sequentially quarter-over-quarter as to declines -- long-winded question, I apologize. Do you still believe that as we now go forward we should see more significant relative improvement in the performance of Portamedic?

 Roy Bubbs - Hooper Holmes - President and CEO

 Well, to give you some basic facts, in July, we saw a good improvement over the first half of the year and we saw significant improvement in the month of August. And so we were tracking along very well until September came and all the financial news and the changes in the economic climate. And so I don't have any kind of forward -- any kind of forward thoughts at this moment to say nothing more than I think we are -- everyone in every industry is feeling a slowdown. That is going to equate a slowdown in units in the life insurance industry as sure as I'm sitting here.

But the other aspect of that is I go back to do say that if we are implementing our sales strategy correctly, we have more than half the business is out there as an opportunity, we have the focus in these new alternative strategies -- excuse me -- alternative distribution channels which represents more than 50% of the industry today. Our data shows that on the career side, we have a very strong position relative to percentage of business.

But we have a huge opportunity in the alternative side and with Rich's leadership, where he is following out with my beginnings of trying to develop that and he has a full court press on building that even quicker. The caveat is I don't know the impact of this economic turndown.

 Walter Schenker - Titan Capital - Analyst

 Okay, just one other question, switching to wellness. There have been clear seasonal patterns you keep picking up additional clients. The fourth quarter is seasonally -- I wouldn't think that would be quite as affected by the economy -- should still see a substantial seasonal pickup over the third quarter in wellness testing is the first question.

And related to that, do you still remain optimistic that over a multi-year timeframe this can grow into the type of volume you have -- you meaning the company -- have indicated in the pass?

 Michael Shea - Hooper Holmes - CEO

 Walter, this is Mike. I can take that. You are absolutely right. Fourth quarter from a seasonality aspect is the strongest for Health & Wellness. Certainly the recent economic development certainly will have some type of impact on wellness programs within our customers. But we had a strong October and it is by far the best quarter for Health & Wellness. And yes we do, we continue to add customers. So long-term look for Health & Wellness is still very positive. We continue to add customers, increase our number of screenings and increase the services that we provide to help the wellness company beyond just that basic health screening. So we are moving ahead.

 Walter Schenker - Titan Capital - Analyst

 Thanks a lot.

Operator

 Brad Evans, Heartland.

 Brad Evans - Heartland Advisors - Analyst

 Thanks for taking the questions. Roy, I have to be honest this was a bit of a disappointing quarter in my view notwithstanding the fact that I have to give you credit for what you've done. We appreciate your efforts and I understand the effect of the macroeconomic situation which is something you can't control. But the sequential increase in operating income losses is troubling to me as is the modest decline in the cash balance on a linked-quarter basis.

So do you have any additional -- as you move forward here in this uncertain environment, do have a contingency plan in place that further take costs out of the business?

 Roy Bubbs - Hooper Holmes - President and CEO

 We have developed and are continuing to develop various strategies and scenarios based on what the economic climate serves up to us.

 Michael Shea - Hooper Holmes - CEO

 Brad, if I could just follow up on that too. Remember as I said on the last call, third quarter from a seasonality standpoint is the worst quarter as you know for Portamedic and Health & Wellness. It's hard to get exams scheduled during the summer months it has been that year over year. So if you compare it to our third-quarter operating loss of last year, it is a $1 million reduction or 35%, $1 million reduction in are operating loss for the third quarter.

And if you look further, look at the first nine months of the year although our revenues are down -- you are correct -- our operating loss has gone from for the first three quarters of last year we lost $5.1 million, that is exing out all special charges. For this year, the first nine months we've lost $1.2 million. So a $3.9 million improvement in our operating loss much of that done through cost savings initiatives.

 Brad Evans - Heartland Advisors - Analyst

 I guess I just -- our hope was that notwithstanding the seasonality that we would see further stabilization at Portamedic and in fact on a year-over-year basis, the revenue decline there actually accelerated versus the second quarter. So I'm looking at it year-over-year not sequentially as well and I guess the basis of the comment that there was hope that some of the changes that were going to be put in place would have a more expedited affect on helping Portamedic stabilize.

 Roy Bubbs - Hooper Holmes - President and CEO

 As I said in my earlier remark, July and August we were paying those dividends and the dividends were wiped out in September.

 Brad Evans - Heartland Advisors - Analyst

 Can you just comment on what you've seen in October so far there?

 Roy Bubbs - Hooper Holmes - President and CEO

 Basically -- it's somewhat of a --

 Michael Shea - Hooper Holmes - CEO

 Continuation --

 Roy Bubbs - Hooper Holmes - President and CEO

 -- continuation of what we've seen in September.

 Michael Shea - Hooper Holmes - CEO

 And that is speaking directly about Portamedic business there. I do want to clarify that Health & Wellness had a very strong October. So it's all still coming together, the impact of the recent economic events but (multiple speakers)

 Roy Bubbs - Hooper Holmes - President and CEO

 Our underwriting solutions continue to pick up new customers. So most of it is focused on our Portamedic result.

 Brad Evans - Heartland Advisors - Analyst

 Okay. Roy, from a portfolio management perspective, looking at Infolink, Portamedic, Health & Wellness, the Lab's business and the Underwriting Solutions, I guess now you've got further time under your belt with on the operating side, you see all five of the businesses being core at this point?

 Roy Bubbs - Hooper Holmes - President and CEO

 I do see them as core with various degrees of obviously a lot of work still to be done on them.

 Brad Evans - Heartland Advisors - Analyst

 Can I ask you this -- what is the Board thinking with the stock trading around $0.54? Is that at all with a $35 million market cap, what is the Board thinking here? Can you share what any discussions you've had in terms of actions to try to restore value with the shareholders?

 Roy Bubbs - Hooper Holmes - President and CEO

 We continue to believe we are on the right plan of getting profitability in the organization. We continue to work on our longer-term strategic planning and we keep the Board quite up to date on a monthly basis on what our results are. And so I would say the Board is fully engaged. But we have no reason not to believe that the actions and the strategies we have in place are not going to pay the dividends. The caveat here is there is an macroeconomic slowdown in this country that is affecting us now also.

 Brad Evans - Heartland Advisors - Analyst

 OK. Thank you.

Operator

 (Operator Instructions) Nelson Obus, Wynnefield Capital.

 Nelson Obus - Wynnefield Capital - Analyst

 In regard to Heritage Labs, just looking at obviously this is a lab that has operated at low -- I think fairly low capacity utilization over the years. And when I read the press release, I am just struck by the fact that there are two things here that seem to be implied. One is that you have reduced revenue and I wonder -- I'd love to hear what is behind that? Have you lost that to someone else or is that also an economic fallout? And secondly, what is missing here is new clients and why is that effort so difficult? So I have two questions.

 Michael Shea - Hooper Holmes - CEO

 Let me address the numbers part of the question. You are right. It is down but it is as we said and they are attributable to the loss of one client that we had talked about on previous calls and this was a client we lost in the fourth quarter of 2007. They went to a another lab. The customer did not express any dissatisfaction with Heritage as far as quality or service goes. They believed that a competitor lab could better address their research and analytical needs. And that was if there is a story behind a story as to why we lost that, it was something internal with the client perhaps but that is what we know.

So let me shine the numbers on that. If you take out that one client, that client accounted for $1 million of the revenue reduction in this third quarter. So there are as you can see, there are new clients in that third quarter revenue and in fact, if you take out the $1 million, you would see that Heritage actually grew by approximately 8% during the third quarter.

So it is a growing business. But we do have a setback until this one major client washes out. That washout should be out of the numbers by the end of the first quarter 2009.

 Roy Bubbs - Hooper Holmes - President and CEO

 Now as it pertains to growing the business, we this year added four salespeople, head of sales and a medical director. The medical director has been on board plus or minus somewhere around six months. Obviously it takes some time to go through a multimillion specimen results lab results and to do the kind of work he is doing.

Over the last I would say month or two, several months, they have developed some really significant statistical analysis on some of the underwriting and mortality results that we have seen by using not only our lab results over the years but Social Security, the death list of -- I forget the technical name Social Security death list. And what they have been able to do is build some very interesting underwriting ideas.

They have now been -- so we have been in that building mode with our strategy for the past six months while our salespeople are out there ringing doorbells and saying something better is coming. And now we have been -- in the last month or so -- starting to present after getting signoffs from clients so they won't share this information, our results and we are getting very good feedback and to the point where we are going to second and third interviews with these companies.

And so we really feel cautiously optimistic that our strategy has legs, is picking up momentum, and that we will see new business coming and. Also many of these, most of the major companies have contracts and so it isn't like the whole industry is open for us to go tell our story to. We go out and tell our story but we have to focus on contracts that are going to be opening up over the next two or three months, six months and year.

So I feel very, very good about the progress that the lab has made in its strategy and now we have had the parts in place for six months and now finally the tools are coming out and we are out there using them and the results so far have been favorable.

 Nelson Obus - Wynnefield Capital - Analyst

 I missed the first minute or two of the call. So forgive me if you have already gone over this. But apart from the economic effects on Portamedic, are we still winding down contracts that were struck at unprofitable prices? Is there some purposeful attrition there or are we [done that]?

 Roy Bubbs - Hooper Holmes - President and CEO

 In negotiating contracts, that changed our position in some carriers where we went from exclusivity to just one of multiple carriers that had an attrition value to it. But it also allowed us to get the appropriate pricing with the appropriate margins. And so yes, some of the pricing that we have done has cost us market share. We haven't lost any customers but it has cost us market share but I would rather do a unit that I'm making a profit on than do a whole bunch of units and not be making any profit on it.

And we continue to work on our contracts as they come up and we continue to get reasonable pricing results. We have no reason not to expect that will not continue into the future.

 Nelson Obus - Wynnefield Capital - Analyst

 Okay, thanks.

Operator

 I will now turn the call back to Roy Bubbs for closing remarks.

 Roy Bubbs - Hooper Holmes - President and CEO

 Caught me by surprise. Once again, I want to thank you for your time and I want to wish all of you a very enjoyable holiday season. Thank you and have a good day.

Operator

 Thank you. This does conclude today's conference. You may disconnect at this time.

DISCLAIMER
Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	www.streetevents.com	Contact Us

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.